FOURTH AMENDMENT OF OFFICE LEASE

        This Fourth Amendment (this “Amendment”) is made and entered into effective as of July 2, 2003 by and between NINE PENN CENTER ASSOCIATES, L.P., a Pennsylvania limited partnership (“Landlord”) and PMA CAPITAL INSURANCE COMPANY (“Tenant”).

BACKGROUND

        A. Pursuant to that certain Office Lease dated as of May 26, 1994, as amended by that certain First Amendment of Office Lease dated October 30, 1996, by that certain Second Amendment of Office Lease dated as of December 1, 1998, by that certain Assignment and Assumption of Lease and Consent dated as of December 29, 2000, and by that certain Third Amendment of Office Lease dated as of May 16, 2001 (as so amended, the “Lease”), Landlord leased to Lorjo Corp. (the “Original Lessee”) certain premises (the “Premises”) agreed to contain (i) 83,903 Rentable Square Feet of office space (being the entire Rentable Area of each of the 28th, 29thand 30th floors, and 16,284 Rentable Square Feet on the 27thfloor), and (ii) 4,384 Rentable Square Feet of space used solely for storage, mail handling and other administrative functions on the P-2 level (which P-2 Space is not included in the Rentable Area of the Premises for purposes of computing any allowances payable by Landlord), in the building presently known as Mellon Bank Center, located at 1735 Market Street in Philadelphia, Pennsylvania (the “Building”).

        B. Pursuant to that certain Assignment and Assumption of Lease and Consent dated as of December 29, 2000, the Original Lessee assigned to Tenant, which assumed, all of the Original Lessee’s right, title and interest as tenant under the Lease.

        C. Landlord and Tenant now desire to further amend the Lease as hereinafter set forth.

AGREEMENTS

        NOW, THEREFORE, intending to be legally bound hereby and in exchange for good, valuable and sufficient consideration received, Landlord and Tenant agree that the Lease is hereby amended as follows:

                1. Definitions. Unless otherwise herein defined, all terms defined in the Lease shall have the meanings ascribed to them in the Lease when used in this Amendment.

                2. 27th Floor Expansion Option.

                     2.1 2003 Option.

                             2.1.1 Landlord hereby grants to Tenant an exclusive first option to lease from Landlord, on the terms and conditions set forth in this Section 2.1, all that certain portion of the 27th floor of the Building agreed to contain 5,907 Rentable Square Feet of space, as shown on the floor plan attached hereto and marked Exhibit “A”(the “Expansion Space”). Tenant shall exercise such option by delivery to Landlord of a written notice of such exercise not later than December 31, 2003. Upon receipt of Tenant’s notice exercising this option, Landlord shall negotiate in good faith with the present tenants occupying the Expansion Space in an effort to obtain the agreement of both such tenants (the “Contingent Agreements”) either (a) to terminate their respective leases on terms acceptable to Landlord or (b) to extend the terms of their respective leases for at least five (5) years beyond the present termination dates of such leases and to relocate to another floor or floors of the Building on terms acceptable to Landlord. Landlord shall bear the cost of relocating any existing tenant occupying the Expansion Space. If Landlord is unable to enter into Contingent Agreements with such tenants on terms acceptable to Landlord that will allow Landlord to deliver possession of the Expansion Space to Tenant within approximately one hundred fifty (150) days after the date of Landlord’s receipt of Tenant’s notice exercising this option, then Tenant’s exercise of this option shall be null and void and Tenant shall continue to have an option to lease the Expansion Space on the terms provided in Section 2.2 hereof. Likewise, if Tenant fails to exercise this option in a timely manner Tenant shall continue to have an option to lease the Expansion Space on the terms provided in Section 2.2 hereof.

                             2.1.2 If Tenant timely exercises this option and Landlord is successful in entering into the Contingent Agreements, then Tenant shall commence to lease the Expansion Space from Landlord, for the remainder of the Term, effective upon Tenant’s receipt of written notice from Landlord that the Expansion Space is vacant and ready for occupancy (the “Effective Date”). As of the Effective Date, the Expansion Space shall form a part of the Premises (which shall thereupon contain 89,810 Rentable Square Feet, exclusive of the P-2 Space) for all purposes under the Lease and, except as expressly set forth herein, shall be governed by the terms of the Lease. Tenant shall pay Minimum Rent for the Expansion Space at the same rate per Rentable Square Foot as Tenant pays for the Premises under this Lease at that time (subject to the same increases at the same time or times as Minimum Rent for the Premises increases hereunder during the Term); provided, however, notwithstanding the foregoing, no Minimum Rent shall be payable or otherwise accrue on account of the Expansion Space during the period commencing on the Effective Date and ending December 31, 2004. In addition, as of the Effective Date Landlord grants to Tenant a construction allowance in the sum of up to $206,745.00, to be disbursed in accordance with the terms of Section 6 hereof (with all references therein to the “Premises”being deemed to include the Expansion Space for purposes hereof) in reimbursement of costs incurred by Tenant in altering or refurbishing the Expansion Space or other areas of the Premises. The Expansion Space shall be provided to Tenant in its “as is”condition as of the Effective Date. Landlord shall not be obligated to make any improvements to the Expansion Space prior to Tenant’s occupancy thereof. Upon Tenant’s timely exercise of this option and Landlord’s execution of the Contingency Agreements, Landlord and Tenant shall promptly execute an amendment of this Lease reflecting the terms of Tenant’s Lease of the Expansion Space, including confirmation of Tenant’s Tax Share and Tenant’s Expense Share.

                     2.2 2004 Option. In the event that Tenant does not lease the Expansion Space pursuant to the terms of Section 2.1 hereof, then Tenant shall have a further first right and option to lease the Expansion Space on the terms and conditions herein set forth, exercisable by Tenant delivering to Landlord written notice electing to exercise such option on or before June 1, 2004. If Tenant timely exercises this option, Landlord shall deliver the Expansion Space to Tenant on or about June 1, 2005, whereupon the Expansion Space shall form a part of the Premises for all purposes under the Lease and shall be governed by the terms of the Lease except to the extent inconsistent with the terms of this Section 2. Tenant shall pay Minimum Rent for the Expansion Space commencing on the date on which Landlord tenders possession thereof to Tenant at the same rate per Rentable Square Foot as Tenant pays for the Premises under this Lease at that time (subject to the same increases at the same time or times as Minimum Rent for the Premises increases hereunder during the Term), and with a Construction Allowance of Thirty-five Dollars ($35.00) per Rentable Square Foot of the Expansion Space, but without the benefit of a Minimum Rent-free period or other concessions or inducements, and otherwise on the terms and conditions contained in the Lease. In the event that Tenant does not exercise this option in a timely fashion, then Landlord shall be free to lease the Expansion Space to any other person or entity and this Section 2 shall be of no further force or effect. Upon Tenant’s timely exercise of this option, Landlord and Tenant shall promptly execute an amendment of this Lease reflecting the terms of Tenant’s Lease of the Expansion Space, including confirmation of Tenant’s Tax Share and Tenant’s Expense Share.

                     2.3 Conditions to Exercise. Notwithstanding anything to the contrary contained in Section 2.1 and Section 2.2 hereof, (a) Tenant’s right to exercise its options under this Section 2 shall be contingent upon no Event of Default existing at the time of such exercise or at the time Landlord intends to tender possession of the Expansion Space to Tenant hereunder and (b) Landlord’s delivery of the Expansion Space to Tenant shall be subject to Landlord’s regaining possession thereof from the tenant then occupying same and Landlord shall not be liable to Tenant if Landlord is unable to obtain possession of the Expansion Space in a timely fashion for any reason.

        3. Extension of Term; Renewal Options.

               3.1 Extension. The Term of the Lease is hereby extended for the period commencing January 1, 2005 and ending December 31, 2019 (the “Extended Term”). The term “Termination Date”, as used in the Lease, is amended to mean December 31, 2019.

               3.2 Renewal Options. Tenant is granted the option to extend the term of the Lease, with respect to all of the Premises as then constituted, for two (2) consecutive additional periods of five (5) years each, the first commencing on January 1, 2020 and ending December 31, 2024 (the “First Renewal Expiration Date”), and the second commencing on January 1, 2025 and ending December 31, 2029 (each a “Renewal Term”), on the following terms and conditions:

                     3.2.1 No event of default shall exist under the Lease, either at the time of Tenant's giving of its renewal notice to Landlord or at the commencement of the Renewal Term (unless Landlord elects, in its sole discretion, to waive such condition);

                     3.2.2 At the time of Tenant’s giving of its renewal notice, Tenant shall not be subleasing more than either (a) one full floor of the Premises or (b) portions of floors of the Premises aggregating more than 22,000 Rentable Square Feet;

                     3.2.4 Tenant shall have delivered to Landlord written notice of Tenant’s election to exercise its option respecting the first Renewal Term on or before September 30, 2018; and Tenant shall have delivered to Landlord written notice of Tenant’s election to exercise its option respecting the second Renewal Term on or before September 30, 2023;

                     3.2.5 All lease terms for each Renewal Term shall be the same as specified for the initial Term of this Lease, except that (a) there shall be no further option to renew or extend the Term of this Lease beyond the second Renewal Term, (b) there shall be no allowances or inducements payable by Landlord during either Renewal Term, and (c) minimum annual rent payable during a given Renewal Term shall be the greater of (1) ninety-five percent (95%) of the Market Rental Rate (as defined in Section 3.2.8 hereof) in effect at the commencement of the applicable Renewal Term, or (2) (i) with respect to the first Renewal Term, the minimum annual rent payable by Tenant during 2019, and (ii) with respect to the second Renewal Term, the minimum annual rent payable by Tenant during 2024;

                     3.2.6 With respect to the second Renewal Term, Tenant shall have timely and effectively exercised its renewal option for the first Renewal Term; and

                     3.2.7 At Landlord’s election, Landlord and Tenant shall promptly execute and deliver to one another an amendment to the Lease, in reasonable form prepared by Landlord, confirming Tenant’s exercise of its option hereunder and the minimum annual rent payable during the Renewal Term in question.

                     3.2.8 For purposes of this Section 3.2, the term “Market Rental Rate”shall be defined as the rate of annual minimum rent being quoted by Landlord to prospective tenants of the Building or being charged to tenants whose leases have commenced within the preceding six months, for terms of length similar to the Renewal Term for comparable space (considering size and location) in the Building (or which would be quoted if comparable space were available), to be determined as follows:

                             3.2.8.1 Landlord shall determine the Market Rental Rate for the Renewal Term in question and give Tenant notice thereof (a “Rental Notice”) in each case following Tenant’s exercise of its option to renew (and not later than thirty (30) days following receipt of Tenant’s notice exercising its option to renew). Should Tenant disagree with Landlord’s determination, Tenant shall so notify Landlord within fifteen (15) days after Tenant’s receipt of the Rental Notice (failure of Tenant to timely notify Landlord of Tenant’s disagreement shall conclusively constitute Tenant’s acceptance of Landlord’s determination), and Landlord and Tenant shall negotiate reasonably and in good faith to attempt to reach agreement for a period of thirty (30) days following Landlord’s receipt of such notice. If Landlord and Tenant are unable to agree on the Market Rental Rate within such thirty (30) day period, Tenant may elect, by notice delivered to Landlord within ten (10) days after the expiration of such thirty (30) day period, to either rescind its election to enter into a Renewal Term or to have the Market Rental Rate for such Renewal Term determined by appraisal in accordance with the procedures set forth in Subsection 3.2.8.2 hereof, the results of which shall be binding upon both Landlord and Tenant (failure of Tenant to timely notify Landlord of Tenant’s election shall conclusively constitute Tenant’s acceptance of Landlord’s determination of the Market Rental Rate set forth in the Rental Notice).

                             3.2.8.2 Within ten (10) days after Tenant notifies Landlord of Tenant's election to determine Market Rental Rate by appraisal, each of Landlord and Tenant shall, by written notice to the other, designate an appraiser having at least ten (10) years experience as a licensed Pennsylvania real estate broker or MAl appraiser doing a substantial amount of business in the Center City, Philadelphia area. Within ten (10) days following the appointment of the second of such appraisers, the two appraisers so appointed shall select a third appraiser meeting the same requirements as to experience. In the event that the two appraisers are unable timely to agree upon the third appraiser, then Landlord and Tenant shall attempt to agree upon the third appraiser within ten (10) days thereafter, and if they fail to do so the third appraiser shall be an appraiser meeting the qualifications herein set forth and appointed under the commercial arbitration rules of the American Arbitration Association relating to appointment of arbitrators. The three appraisers so chosen shall render their decision as to the Market Rental Rate (as such term is hereinafter defined) within thirty (30) days following the appointment of the third appraiser. Should the three appraisers be unable to agree on the Market Rental Rate, the Market Rental Rate shall be the average of the three respective Market Rental Rates determined by the three appraisers, excluding from such computation, however, any Market Rental Rate which deviates by more than fifteen percent (15%) from the median of the three Market Rental Rates so determined. Landlord and Tenant shall each bear their own costs of such appraisal and shall equally share the cost of the third appraiser and any arbitration hereunder.

                             3.2.8.3 Notwithstanding anything to the contrary hereinabove set forth in this Section 3, in the event Tenant shall elect the aforesaid appraisal determination of the Market Rental Rate for any Renewal Term, the term “Market Rental Rate”shall be defined as the rate of annual minimum rent being charged or quoted by Landlord for office space in the Building and by Landlord and other landlords for office space in those buildings commonly known as “trophy buildings” (including, without limitation, One Liberty Place, Two Liberty Place, Two Logan Square and Bell Atlantic Tower) to tenants whose leases have been executed within the six months preceding the time of appraisal, for terms similar in length to the Renewal Term in question, for comparable space (considering size and location) in such buildings (or which would be so charged if comparable space were available), taking into account “free rent”and other lease concessions then being commonly offered in such buildings.

        4. Rent.

               4.1 Minimum Rent.

                     4.1.1 Section 4.1 of the Lease is amended to provide that during the Extended Term Tenant shall pay Minimum Rent for the Premises, exclusive of the P-2 Space, as follows (as used in this chart, “RSF”means “Rentable Square Foot”):

        1/01/05 - 12/31/08     $1,111,714.75 per annum; $92,642.90 per month ($13.25/RSF)

        1/01/09 - 12/31/12     $1,321,472.25 per annum; $110,122.69 per month ($15.75/RSF)

        1/01/13 - 12/31/16     $1,531,229.75 per annum; $127,602.48 per month ($18.25/RSF)

        1/01/17 - 12/31/19     $1,740,987.25 per annum; $145,082.27 per month ($20.75/RSF)

                     4.1.2 The Lease is amended to provide that during the Extended Term Tenant shall pay Minimum Rent for the P-2 Space as follows:

        1/01/05 - 12/31/19     $21,920.00 per annum; $1,826.67 per month

               4.2 Operating Expenses. The parties confirm that during the Term Tenant’s Expense Share shall be derived by dividing the Rentable Area of the Premises (including the P-2 Space) by 1,245,175 Rentable Square Feet (being the aggregate of the Rentable Area of the Office Space (1,231,518 Rentable Square Feet) and the Rentable Area of the Storage Space (13,657 Rentable Square Feet)).

        5. Storage Space First Offer Right. Provided that this Lease is in full force and effect, with at least twenty-four (24) months then remaining in the Term (including any Renewal Term as to which Tenant has theretofore exercised a renewal option), Landlord grants to Tenant a single right of first offer to lease from Landlord on the terms herein set forth those certain portions of the P-2 level of the Building which are shown and marked “Option Space A” (comprising approximately 800 Rentable Square Feet of space) and “Option Space B” (comprising approximately 1,159 Rentable Square Feet of space) on the floor plan attached hereto and marked Exhibit “B”(the “P-2 Option Spaces”, each a “P-2 Option Space”)). Upon either of the P-2 Option Spaces becoming available during the Term for lease to a tenant other than the entity leasing such space on the date of this Lease (or any successor of such tenant), Landlord shall give Tenant written notice that Tenant may lease such P-2 Option Space for a term which is coterminous with the Term, for a rate of Minimum Rent which is the same rate per Rentable Square Foot as Landlord is then charging for Storage Space and otherwise on the same terms as those on which Tenant leases the P-2 Space under the Lease. Landlord’s notice shall state the date on which the P-2 Option Space in question is anticipated to become available. In the event that Tenant does not accept Landlord’s offer in writing and without modification within thirty (30) days after the date on which Tenant receives Landlord’s notice, then Landlord shall be free to lease such P-2 Option Space to any other person or entity and this Section 5 shall be of no further force or effect. If Tenant timely accepts Landlord’s offer, Landlord and Tenant shall promptly execute an amendment of this Lease reflecting the terms of Tenant’s lease of the P-2 Option Space in question. Notwithstanding the foregoing, (a) Tenant’s right to lease the P-2 Option Spaces hereunder shall be contingent upon no Event of Default existing either at the time a given P-2 Option Space becomes available for lease or at the time Landlord intends to tender possession of a given P-2 Option Space to Tenant, and (b) Landlord’s delivery of a given P-2 Option Space to Tenant shall be subject to Landlord’s regaining possession thereof from the tenant then occupying same and Landlord shall not be liable to Tenant if Landlord is unable to obtain possession of such P-2 Option Space in a timely fashion for any reason.

        6. Tenant Work and Renovations; Allowance.

               6.1 Tenant may renovate and improve the Premises, in accordance with the terms of Sections 7.1, 7.2, 7.3 (exclusive of Section 7.3.4), 7.5, 7.6 and 7.9 of the Lease (with all references therein to the Construction Allowance being deemed references to the 2003 Allowance as hereinafter defined). Landlord agrees to disburse, in accordance with the terms and conditions set forth in Section 6.2, below, up to $2,936,605.00 (the “2003 Allowance”) in order to assist Tenant in defraying (a) the hard construction costs incurred in undertaking the Tenant Work, (b) architectural and engineering fees and costs incurred in designing the Tenant Work and preparing construction documents and specifications relating thereto, (c) cabling costs and (d) moving costs. The 2003 Allowance shall be Landlord’s sole contribution to Tenant’s cost of constructing the Tenant Work. Landlord shall not charge Tenant a fee in connection with Landlord’s review and approval of the Construction Documents or other Landlord involvement with Tenant’s construction of the Tenant Work. In order to secure to Tenant payment of the 2003 Allowance, Landlord shall cause HRPT Properties Trust to execute the Guaranty appearing at the end of this Amendment.

               6.2 Until the 2003 Allowance is exhausted, each draw requested by Tenant shall be paid by Landlord within thirty (30) days following receipt by Landlord of (i) Tenant’s voucher, which shall be in the standard American Institute of Architects form, accompanied by (ii) invoices or other evidence reasonably satisfactory to Landlord that Tenant either owes to its contractor or has incurred and paid the costs desired to be reimbursed and (iii) a lien release executed by Tenant’s contractor (solely if the request relates to reimbursement of costs of installation or construction of improvements). Tenant shall submit no more than one (1) voucher per month. Notwithstanding anything set forth herein to the contrary, any amounts held back as retainage under contracts for work or improvements for which reimbursement is requested shall not be reimbursable to Tenant unless and until paid or owing to the contractor under the terms of the subject contract. If Tenant submits a voucher requesting the payment of sums owing to Tenant’s contractor, Landlord shall pay the approved disbursement directly to such contractor, conditioned upon such contractor executing and delivering to Landlord a lien release for the sum so paid. All such vouchers must be submitted on or before December 31, 2007.

        7. Right of First Offer. Provided that this Lease is in full force and effect, with at least twenty-four (24) months then remaining in the Term (including any Renewal Term as to which Tenant has theretofore exercised a renewal option), Landlord hereby grants to Tenant a right of first offer to lease from Landlord, on the terms and conditions herein set forth, all rentable space on the 25th, 26th, 31stand 32ndfloors of the Building (“Offer Space”). In addition, if Tenant fails to exercise either of its options to lease the 27thfloor Expansion Space pursuant to Section 2 hereof, then after Landlord thereafter enters into a lease of all or any portion of the Expansion Space to a third party for a term commencing on or after January 1, 2005, such portion of the Expansion Space shall also be included within the meaning of the term “Offer Space”, effective at such time as such portion of the Expansion Space next becomes available for lease. Upon any portion of the Offer Space hereafter becoming available during the Term for lease to a tenant other than the entity leasing such space on the date of this Lease (or any successor of such tenant but not an assignee of a tenant whose lease does not, as of the date of this Amendment, have an extension right), Landlord shall give Tenant written notice that Tenant may lease the available Offer Space for a term which is coterminous with the Term, for a rate of Minimum Rent which is the same rate per Rentable Square Foot as Tenant pays for the Premises under this Lease (subject to the same increases at the same time or times as Minimum Rent for the Premises increases hereunder), and with a construction allowance per Rentable Square Foot of the Offer Space leased by Tenant hereunder equal to the product derived by multiplying thirty-five dollars ($35.00) by a fraction, the numerator of which shall be the number of months of the Term remaining on the date Landlord delivers such portion of the Offer Space to Tenant for improvement and the denominator of which shall be one hundred eighty (180), but without the benefit of a Minimum Rent-free period or other concessions or inducements, and otherwise on the terms and conditions contained in the Lease. Landlord’s notice shall state the Rentable Area of the available Offer Space and the date on which the Offer Space is anticipated to become available. In the event that Tenant does not accept Landlord’s offer in writing and without modification within thirty (30) days after the date on which Tenant receives Landlord’s notice, then Landlord shall be free to lease such portion of the Offer Space to any other person or entity and this Section 7 shall be of no further force or effect with respect to the space in question until the first to occur of (i) one hundred eighty (180) days after the last day of such thirty (30) day period if Landlord fails to lease such space to a third party within such period, or (ii) if Landlord enters into a lease with a third party for such space within such one hundred eighty (180) day period, then when such space again becomes available for lease under the terms above provided. If Tenant timely accepts Landlord’s offer, Landlord and Tenant shall promptly execute an amendment of this Lease reflecting the terms of Tenant’s lease of such portion of the Offer Space. Notwithstanding the foregoing, (a) Tenant’s right to lease the Offer Space hereunder shall be contingent upon no Event of Default existing either at the time the Offer Space becomes available for lease or at the time Landlord intends to tender possession of the Offer Space to Tenant, and (b) Landlord’s delivery of the Offer Space to Tenant shall be subject to Landlord’s regaining possession thereof from the tenant then occupying same and Landlord shall not be liable to Tenant if Landlord is unable to obtain possession of the Offer Space in a timely fashion for any reason.

        8. Contraction Option. Provided PMA Capital Insurance Company or its affiliate (as defined in the Lease) or corporate successor remains the “Tenant” under the Lease at the time of Tenant’s exercise of the option herein granted, Tenant shall have the option to reduce the Premises by one-half (1/2) of a full floor on the following terms and conditions.

               8.1 Landlord hereby grants to Tenant a single option to terminate this Lease solely with respect to one half (1/2) of the Rentable Area contained on either the uppermost or the lowermost floor on which the Premises (exclusive of the P-2 Space) is located at the time of Tenant’s exercise of such option (the “Contraction Space”), subject to Landlord’s approval (not to be unreasonably withheld) of the location and configuration of the Contraction Space on the floor in question in order to insure the reasonable marketability thereof to third parties for office purposes. Provided no Event of Default then exists under the Lease, by written notice to Landlord on or before December 31, 2014 Tenant may terminate this Lease with respect to the Contraction Space effective twelve (12) months after the date on which Landlord receives such notice (the “Contraction Date”). Any such exercise by Tenant of the option herein contained shall be irrevocable and shall be absolutely subject to satisfaction of the following terms and conditions:

                     8.1.1 As a condition to the validity of Tenant’s notice of contraction, such notice must be accompanied by Tenant’s good bank check or other payment acceptable to Landlord in an amount equal to the sum derived by multiplying the then unamortized Landlord’s Cost of Leasing (hereinafter defined) as of the Contraction Date (assuming straight line amortization at a rate of 10% per annum over the entire Extended Term, except with regard to the Refurbishment Allowance (defined in Section 11.1 hereof), which shall be amortized over that period of the Extended Term commencing on January 1, 2011 and ending on the Contraction Date), by the percentage derived by dividing the Rentable Square Footage of the Contraction Space by the Rentable Square Footage of the entire Premises (exclusive of the P-2 Space) prior to such termination. The term “Landlord’s Cost of Leasing”shall mean the sum of the following: (i) the 2003 Allowance to the extent advanced under Section 6, (ii) all leasing commissions paid by Landlord in connection with this Amendment, (iii) Landlord’s reasonable legal costs incurred and paid in negotiating and preparing this Amendment, and (iv) the Refurbishment Allowance, to the extent theretofore advanced under Section 11 hereof.

                     8.1.2 On or before the Contraction Date, Tenant shall construct at Tenant’s expense and in accordance with plans and specifications approved in advance by Landlord (a) such demising walls as are necessary to separate the portion of the Contraction Space with respect to which the Lease is so terminated from the remainder of the Premises (drywall, taped and spackled, to code), as well as (b) any multi-tenant corridor that may be required by applicable laws, codes or regulations in the event that the Contraction Space is located on a floor leased entirely by Tenant, to a level of fit and finish consistent with that of typical multi-tenant corridors in the Building. The foregoing obligation shall include Tenant’s duty to separate at Tenant’s expense those mechanical systems (including, without limitation, all electrical, plumbing and HVAC systems) serving both the Contraction Space and the remainder of the Premises that Landlord reasonably determines require separation in connection with the separation of the Contraction Space from the Premises and construction of any multi-tenant corridor as contemplated hereunder, including, without limitation, the obligation to purchase and install such additional equipment as is reasonably necessary to continue the same level and quality of service from such mechanical systems to the Contraction Space, the remainder of the Premises and any multi-tenant corridor constructed hereunder after completion of the separation as existed prior to Tenant’s exercise of the option contained in this Section 8, all to Landlord’s reasonable satisfaction.

                     8.1.3 On or before the Contraction Date, Tenant shall vacate the Contraction Space, leaving same in broom clean condition and otherwise in the condition in which the Premises is required to be left at the end of the Term under the Lease. In the event that Tenant holds over in the Contraction Space thereafter then, notwithstanding anything contained in Section 8.1 hereof, Minimum Rent shall commence to be payable for the Contraction Space monthly, in advance, at the same rate of Minimum Rent per Rentable Square Foot as is payable with respect to the Premises, Tenant shall occupy the Contraction Space as a Tenant at sufferance, and Landlord shall have all available rights and remedies on account of such holdover.

               8.2 In the event that Tenant exercises the contraction option herein set forth, then from and after the date of Tenant’s notice of such exercise, Section 7 of this Amendment shall automatically be amended, without the need of further action by either Landlord or Tenant, to provide that (a) available Offer Space thereafter shall be offered to Tenant on the same terms and conditions (including, without limitation, length of term and rate of Minimum Rent) as Landlord would propose to an unrelated third party for such space for a lease commencing at or approximately at the time the Offer Space will be available for lease, and not at the same rate of escalating Minimum Rent as Tenant then pays for the Premises or with the benefit of a construction allowance (except such construction allowance as Landlord would then propose to an unrelated third party, if any), and (b) if Tenant fails to elect to lease any portion of the Offer Space offered to Tenant thereunder, then Section 7 of this Amendment shall cease to be applicable to such portion of the Offer Space for the duration of the Term of this Lease (as the same may be extended or renewed).

        9. Temporary Space.

               9.1 2003 Temporary Space. Tenant hereby leases from Landlord certain office space to be designated by Landlord containing between 10,000 and 12,000 Rentable Square Feet, located on the 13thfloor of the Building (consisting of either a single suite or two (2) contiguous suites) (the “2003 Temporary Space”), subject to and in accordance with the terms of this Section 9. Landlord shall tender possession of the 2003 Temporary Space to Tenant within thirty (30) days after the date of full execution of this Lease. Tenant’s lease of the 2003 Temporary Space shall terminate on the earlier of (a) December 31, 2004 or (b) the date of completion of the Tenant Work under Section 6 hereof, and Tenant shall give Landlord ninety (90) days advance written notice of the intended termination date.

               9.2 Temporary Space Options.

                     9.2.1 Tenant is granted two (2) options to lease from Landlord, subject to and in accordance with the terms of this Section 9, office space within the Building to be designated by Landlord (consisting of either a single suite or two (2) contiguous suites) containing between 10,000 and 12,000 Rentable Square Feet (each an “Option Temporary Space”). Tenant shall exercise its option to lease an Option Temporary Space by delivery of written notice to Landlord at least ninety (90) days prior to the date on which Tenant desires to commence occupancy thereof. The term of Tenant’s lease of each Option Temporary Space shall be for up to ten (10) months following the date on which Landlord delivers possession of the Option Temporary Space to Tenant; provided, however, that (a) the term of Tenant’s lease of any Option Temporary Space shall not commence prior to January 1, 2005, (b) the term of Tenant’s lease of any Option Temporary Space shall in no event extend beyond December 31, 2007 and (c) Tenant may only lease a single Option Temporary Space at any time (the terms may not overlap).

                     9.2.2 Notwithstanding the foregoing, Tenant's option to lease Option Temporary Space under this Section 9.2 is expressly subject to there being available in the Building the Minimum Vacant Space (hereinafter defined) at the time that Tenant delivers notice to Landlord exercising such option. As used herein, the term “Minimum Vacant Space” means at least 10,000 Rentable Square Feet of vacant office space, consisting of either a single suite or two (2) contiguous suites on the same floor, but excluding (i) any space that Landlord is then marketing for lease as part of a larger block of vacant space consisting of at least one full floor, and (ii) any space that Landlord then intends to lease to a third party pursuant to a letter of intent that Landlord has theretofore entered into with such third party, and (iii) any space subject to an expansion right under another tenant’s lease which expansion right either has been exercised or may be exercised during the expected term of Tenant’s lease of the Option Temporary Space, and (iv) any space that Landlord has theretofore agreed to lease to a third party and with respect to which Landlord is then in the process of preparing and negotiating a lease or a lease amendment. In the event that, at the time Landlord receives Tenant’s notice exercising its option hereunder, the Minimum Vacant Space is not available in the Building, Landlord shall give Tenant written notice of such fact within thirty (30) days after receipt of Tenant’s notice, whereupon (i) Tenant’s notice exercising such option shall be of no further force or effect and neither party shall have any liability to the other hereunder, and (ii) Landlord shall, for a period of sixty (60) days after delivery of such notice to Tenant, exercise reasonable and diligent efforts to cause an entity affiliated with Nine Penn Center Properties Trust that owns a first class office property located in the Center City Philadelphia Business District (an “Affiliated Building”) that then contains the Minimum Vacant Space (if any such building then exists), to enter into a lease with Tenant on substantially the terms contained in this Section 9, providing the Option Temporary Space to Tenant on the terms herein set forth; provided, however, that Landlord shall have no liability to Tenant if the Minimum Vacant Space is not available either in the Building or in any Affiliated Building.

               9.3 Terms. The following terms shall govern Tenant’s lease of the 2003 Temporary Space and any Option Temporary Space leased by Tenant (each a “Temporary Space”):

                     9.3.1 The Temporary Space shall be accepted by Tenant in "as-is" condition, and shall be used by Tenant solely for office purposes. The Temporary Space shall be deemed part of the Premises for all purposes of this Lease, except to the extent inconsistent with the terms of this Section 9, and except that the Temporary Space shall not be deemed part of the Premises for purposes of Sections 5, 6 or 7 of the Lease. No Minimum Rent or monthly payments on account of Real Estate Taxes or Operating Expenses shall be payable by Tenant for the Temporary Space. Notwithstanding the preceding sentence, Landlord shall provide to the Temporary Space all of the services that Landlord is obligated to provide pursuant to Sections 8.1, 8.2, 8.3, 8.5 and 8.6 to the Premises; and Tenant agrees that (a) Landlord shall furnish the Temporary Space with janitorial service as provided in Section 8.4 of the Lease, the cost of which, as reasonably computed by Landlord, shall be payable by Tenant monthly within thirty (30) days after billing, and (b) Landlord shall furnish electricity to the Temporary Space in the same manner as electricity is provided to the Premises under Section 8.8 of the Lease, the cost of which shall be payable by Tenant as and when provided in said Section 8.8. Tenant shall not construct alterations within the Temporary Space.

                     9.3.2 Upon termination of Tenant's lease of any Temporary Space, Tenant shall vacate the Temporary Space, leaving same in broom clean condition. In the event that Tenant holds over in the Temporary Space thereafter then, notwithstanding anything contained in Section 9.1 or Section 9.2 hereof, Minimum Rent shall commence to be payable for the Temporary Space monthly, in advance, at the same rate of Minimum Rent per Rentable Square Foot as is payable with respect to the Premises (exclusive of the P-2 Space), Tenant shall occupy the Temporary Space as a Tenant at sufferance, and Landlord shall have all available rights and remedies on account of such holdover.

                     9.3.3 Tenant's right to lease Temporary Space hereunder shall be contingent upon no Event of Default existing either at the time Tenant elects to lease the Temporary Space or at the time Landlord intends to tender possession of the Temporary Space to Tenant, and Landlord’s delivery of the Temporary Space to Tenant shall be subject to Landlord’s regaining possession thereof from the tenant then occupying same (if any) and Landlord shall not be liable to Tenant if Landlord is unable to obtain possession of the Temporary Space in a timely fashion for any reason.

        10. Sublease Profit. Section 12.7.1 of the Lease is amended and restated as follows:

12.7.1 As a condition to Landlord’s consent to any proposed assignment or sublease under this Section 12 (other than the Sublease but including any further sublease by Subtenant to any third party), Tenant shall pay to Landlord one half (1/2) of the amount of any Profit received by Tenant or Subtenant in connection with the proposed assignment or sublease. For purposes hereof the term “Profit”shall mean the amount by which the Premium (as defined in Section 12.7.3 below) paid to Tenant or Subtenant by any third party (other than an affiliate of Subtenant which does not itself further sublease the Premises to an entity unaffiliated with Subtenant) in connection with the proposed assignment or sublease in any given month exceeds the Rent due under this Lease for the Sublet Space for the same month. Commencing with the first month in which Tenant receives a payment from any third party on account of the assignment or sublease, and each month thereafter during the term of such assignment or sublease, Tenant shall pay to Landlord on or before the first day of the next following calendar month, in arrears and as Additional Rent, one half (1/2) of the amount of Profit received by Tenant in such calendar month.

        11. Refurbishment Allowance.

               11.1 Landlord hereby grants to Tenant an allowance in the sum of up to $6.00 per Rentable Square Foot of all office space contained in the Premises as of December 31, 2010 (the “Refurbishment Allowance”), payable as hereinafter set forth, to reimburse Tenant for the costs of refurbishment of the Premises incurred by Tenant after January 1, 2011. Provided no Event of Default then exists under the Lease, the Refurbishment Allowance shall be disbursed to Tenant, until exhausted, in installments, in payment of costs incurred by Tenant with respect to the construction or refurbishment of permanent improvements and fixtures (including, without limitation, any equipment constituting fixtures which Tenant intends to leave in the Premises at the end of the Term) and the undertaking of finishes, wallcoverings, carpeting and painting within the Premises, as well as the fees and charges of architects, interior designers, engineers and other related consultants and professionals providing design services in connection therewith, but may not be applied toward payment of Tenant’s costs of purchase or installation of non-permanent improvements, equipment (excepting any equipment constituting fixtures which Tenant intends to leave in the Premises at the end of the Term), trade fixtures, furniture or other personalty.

               11.2 Until the Refurbishment Allowance is exhausted, each draw requested by Tenant shall be paid by Landlord within thirty (30) days following receipt by Landlord of (i) Tenant’s voucher, which shall be in the standard American Institute of Architects form, accompanied by (ii) invoices or other evidence reasonably satisfactory to Landlord that Tenant either owes to its contractor or has incurred and paid the costs desired to be reimbursed and (iii) a lien release executed by Tenant’s contractor (solely if the request relates to reimbursement of costs of installation or construction of improvements). Tenant shall submit no more than one (1) voucher per month. Notwithstanding anything set forth herein to the contrary, any amounts held back as retainage under contracts for work or improvements for which reimbursement is requested shall not be reimbursable to Tenant unless and until paid or owing to the contractor under the terms of the subject contract. If Tenant submits a voucher requesting the payment of sums owing to Tenant’s contractor, Landlord shall pay the approved disbursement directly to such contractor, conditioned upon such contractor executing and delivering to Landlord a lien release for the sum so paid. All such vouchers must be submitted on or before March 31, 2014.

        12. Brokers. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Amendment other than Grubb and Ellis Company and Beacon Commercial Real Estate (“Brokers”), and each agrees to indemnify and hold the other harmless from any and all costs (including reasonable attorneys’ fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Brokers employed by the indemnifying party or claiming to have been engaged by the indemnifying party in connection with this Amendment. Landlord agrees to pay a fee or commission owing to Brokers on account of this Amendment pursuant to a separate written agreement with Brokers.

        13. Confirmation of Remedy. In order to preserve for Landlord the benefit of the remedy of confession of judgment for ejectment contained in the Lease, Sections 17.2.3 and 17.2.5 of the Lease are hereby restated and ratified as follows:

17.2.3 any prothonotary or attorney of any court of record is hereby irrevocably authorized and empowered to appear for Tenant in any action to confess judgment against Tenant, and may sign for Tenant an agreement, for which this Lease shall be his sufficient warrant, for entering in any competent court an action or actions in ejectment, and in any suits or in said actions to confess judgment against Tenant as well as all persons claiming by, through or under Tenant for the recovery by Landlord of possession of the Premises. Such authority shall not be exhausted by any one or more exercises thereof, but judgment may be confessed from time to time as often as any event set forth in Subsection 17.1 hereof shall have occurred or be continuing. Such powers may be exercised during as well as after the expiration or termination of the original Term and during and at any time after any extension or renewal of the Term, and/or

17.2.5 In any confession of judgment for ejectment, Landlord shall cause to be filed in such action an affidavit setting forth the facts necessary to authorize the entry of judgment and if a true copy of this Lease (and of the truth of the copy, such affidavit shall be sufficient proof) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, notwithstanding any law, rule of court, custom or practice to the contrary. Tenant releases to Landlord, and to any and all attorneys who may appear for Tenant, all procedural errors in any proceedings taken by Landlord, whether by virtue of the powers of attorney contained in this Lease or not, and all liability therefor. Tenant expressly waives the benefits of all laws, now or hereafter in force, exempting any property within the Premises or elsewhere from distraint, levy or sale. Tenant further waives the right to any notice to remove as may be specified in the Pennsylvania Landlord and Tenant Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified, and/or

        14. Limitation of Liability. Section 29.3.1 of the Lease is amended by adding the following language at the end of the paragraph; provided, however, that nothing contained in the following language shall be construed to limit the liability of HRPT Properties Trust under the Guaranty to be delivered to secure Landlord’s performance under Section 6.1 and Section 9.2 hereof:

In addition to all other limitations contained in this Lease, Landlord hereby notifies Tenant that the Declaration of Trust of Nine Penn Center Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Nine Penn Center Properties Trust (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

        15. Effect of Amendment. As amended hereby, the Lease remains in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the remaining terms of the Lease, the terms of this Amendment shall govern and control.

        SECTIONS 17.2.3 AND 17.2.5 OF THE LEASE, RESTATED IN THIS AMENDMENT, PROVIDE FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. WITHOUT LIMITATION OF THE FOREGOING, TENANT HEREBY SPECIFICALLY WAIVES ALL RIGHTS TENANT HAS OR MAY HAVE TO NOTICE AND OPPORTUNITY FOR A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT CONFESSED AGAINST TENANT BY LANDLORD HEREUNDER.

        TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT HEREUNDER, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THIS AMENDMENT BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER

THINGS, THE INCLUSION IN THIS AMENDMENT OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT’S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAVE BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.

/s/ WEH (Initials)

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

PMA CAPITAL INSURANCE COMPANY
By:	/s/ William E. Hitselberger
Name: William E. Hitselberger
Title: Senior Vice President and CFO

NINE PENN CENTER ASSOCIATES, L.P.
By NINE PENN CENTER PROPERTIES TRUST, a Maryland real estate investment trust, its general partner
By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Senior Vice President

GUARANTY

As an inducement to Tenant to execute the within Amendment (the “Amendment”), HRPT Properties Trust (the “Guarantor”), being affiliated with Nine Penn Center Properties Trust and anticipating to receive benefits from the execution of the Amendment, hereby guarantees to PMA Capital Insurance Company, its successors and its assigns as Tenant under the Lease, payment when due and in full of the sums owing on account of the 2003 Allowance, in accordance with the terms set forth in Section 6 of the Amendment. The obligation of Guarantor under the preceding sentence shall expire absolutely upon the payment in full to Tenant of all sums owing on account of the 2003 Allowance under Section 6 of the Amendment. Guarantor also guarantees the obligations of Nine Penn Center Properties Trust under Section 9.2 of the Amendment with regard to causing Minimum Vacant Space available in any Affiliated Building to be made available to Tenant for Option Temporary Space (as such terms are defined in Section 9.2 of the Amendment) in accordance with such Section 9.2.

This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to conflicts of laws principles, and shall be binding upon Guarantor and its successors and assigns. All terms used in this Guaranty that are defined in the Amendment shall have the meanings ascribed to them in the Amendment.

IN WITNESS WHEREOF, this Guaranty has been duly executed as of July 2, 2003.

HRPT PROPERTIES TRUST
By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title:

Exhibit "A"

Floor Plan of Expansion Space

Exhibit "B"

Floor Plan of P-2 Option Spaces